Exhibit 99.1

NRx Pharmaceuticals Announces Results of the Vote Held During the Special Meeting of Shareholders

●	61.4% (56,781,354) of eligible shares voted
●	94.4% of votes were cast in favor of the resolution

RADNOR, Pa., March 21, 2024 /PRNewswire/ -- NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) (“NRx Pharmaceuticals”, the “Company”), a clinical-stage biopharmaceutical company, today announced the results of the vote held during today’s Special Meeting of Shareholders.

The meeting was called to vote on a proposal to give the Company’s Board of Directors authority to effect a reverse stock split of all of the outstanding shares of NRx common stock at a ratio in the range of 1-for-2 to 1-for-15, with such ratio to be determined by the Board in its discretion and included in a public announcement, at a later date. Despite an active campaign by internet agents to suppress the vote, 61.4% (56,781,354) of all eligible shares were voted, with 94.4% (53,597,974) of votes cast in favor of the proposal.

“We deeply appreciate and respect the support of our shareholder base and look forward to continuing to bring hope to life,” said Jonathan Javitt, MD, MPH, Founder, Chairman, and Chief Scientist of NRx Pharmaceuticals. “We thank our detractors on the internet and elsewhere who have campaigned tirelessly for our demise and, in the process, enabled our investors to recognize the potential lifesaving value of our technology. We look forward to sharing our annual report with shareholders on March 28 and to updating our investors on our ongoing progress.”

About NRx Pharmaceuticals

NRx Pharmaceuticals is a clinical-stage biopharmaceutical company developing therapeutics based on its NMDA platform for the treatment of central nervous system disorders, specifically suicidal bipolar depression, chronic pain and PTSD. The Company is developing NRX-101, an FDA-designated investigational Breakthrough Therapy for suicidal treatment-resistant bipolar depression and chronic pain. NRx has partnered with Alvogen and Lotus around the development and marketing of NRX-101 for the treatment of suicidal bipolar depression. NRX-101 additionally has potential to act as a non-opioid treatment for chronic pain, as well as a treatment for complicated UTI.

NRx has recently announced plans to submit a New Drug Application for HTX-100 (IV ketamine), through Hope Therapeutics, in the treatment of suicidal depression, based on results of well-controlled clinical trials conducted under the auspices of the US National Institutes of Health and newly obtained data from French health authorities, licensed under a data sharing agreement. NRx was awarded Fast Track Designation for development of ketamine (NRX-100) by the US FDA as part of a protocol to treat patients with acute suicidality.

SOURCE NRx Pharmaceuticals, Inc.

For further information: CONTACTS: For further information: CORPORATE CONTACTS: Jeremy Feffer, LifeSci Advisors, Inc., jfeffer@lifesciadvisors.com; Matthew Duffy, Chief Business Officer, mduffy@nrxpharma.com